EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is dated for reference November 6, 2018 (the “Reference Date”).

BETWEEN:

EPHS Holdings, Inc., a Corporation having an office at 7694 Colony Palm Drive Boynton Beach, Florida 33436  (the “Company”)

AND:

Stevan Perry, of 401-1419 Beach Avenue Vancouver British Columbia Canada V6G-1Y3  (the “Executive”)

WHEREAS:

A.

the Company desires to employ the Executive on the terms and conditions set forth in this Agreement; and

B.

the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive (collectively, the “Parties”) agree as follows:

1.

Term: The Executive’s employment with the Company shall commence on November 6, 2018, or such other date as agreed-to between the Executive and the Company, and shall continue indefinitely until terminated in accordance with the terms of this Agreement (the “Term”).

2.

Employment:

a.

Position, Duties and Responsibilities. During the Term, the Executive shall serve as the President of the Company, reporting to the Board of Directors of the Company (the “Board”).  The Executive shall have such authority and responsibilities as are consistent with the Executive’s position and shall perform the duties commensurate with the Executive’s position and other such duties as the Company may reasonably request from time to time.

b.

Service. During the Term, the Executive shall devote the whole of his working time and attention to the performance of the Executive’s duties and responsibilities, and will not engage in any activities, businesses, professions, or occupations for compensation or otherwise which would conflict or interfere with the performance of such services, or which would have the potential to so conflict or interfere, without the prior written consent of the Board.  The Executive will, in the course of carrying out the Executive’s duties and responsibilities, comply with all applicable laws, statutes, regulations, ordinances and other applicable legal requirements and with all

Company policies and procedures as may be developed and amended by the Company from time to time.

c.

Place of Performance. The principal place of Executive’s employment shall be the Company’s office in British Columbia, Canada; provided that the Executive may be required to travel on Company business during the Term.

3.

Compensation & Benefits:

a.

Base Salary. During the Term, and as full compensation for all hours of work and all services provided, the Company shall pay the Executive an annualized base salary equivalent to $100,000.00 USD less applicable statutory withholdings (the “Base Salary”).  Except as modified in section 3(b) below, the Base Salary shall be payable on a semi-monthly basis and in accordance with the Company’s customary payroll practices and applicable legislation.  The Executive’s Base Salary shall be reviewed at least annually by the Board and the Board may increase or decrease the Executive’s Base Salary during the Term.

b.

Attainment of Profit Threshold.  The Parties expressly agree and acknowledge that the Base Salary shall accrue to the Executive, but shall not be paid out to the Executive in the manner detailed above until such time the Company receives revenue of at least $100,000.00 USD per month in a fiscal quarter (“Profit Threshold”).  Within sixty (60) days of reaching the Profit Threshold, the Company will pay the Executive all accrued but unpaid Base Salary owing to him up to the date the Company reaches the Profit Threshold.

c.

Employee Benefits. During the Term, the Executive shall be eligible to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”) in accordance with applicable law and the terms of the applicable Employee Benefit Plans. The Company’s obligation to the Executive in respect of any such benefit plan shall be limited to the payment of the Company’s share of any premiums.  The Company reserves the right to unilaterally revise or change the benefits plans available to its employees, including the content thereof and any cost sharing in relation thereto.

d.

Vacation and Paid Time Off. During the Term, the Executive shall be entitled to twenty-one (21) days of vacation time per calendar year (prorated for partial years). Vacation time is to be taken at times mutually convenient to the Executive and the Company.

e.

Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties in this Agreement in accordance with the Company’s expense reimbursement policies and procedures.

4.

Termination of Employment:

a.

Resignation by the Executive.  The Executive may terminate his employment with the Company by providing at least sixty (60) days’ written notice to the Company (the “Resignation Notice Period”) in accordance with Section 7(h) of this Agreement.  Upon receipt of such notice, the Company may elect to terminate the Executive’s employment at any time during the Resignation Notice Period by paying the Executive the Base Salary that he would have received for any part of the Resignation Notice Period remaining.

b.

Termination without Just Cause. The Company may terminate the Executive’s employment at any time without cause by providing the Executive with written notice of termination, or pay in lieu of notice, or a combination of notice and pay equivalent to the Executive’s minimum entitlements pursuant to the British Columbia Employment Standards Act, as amended.  The Executive understands and agrees that by providing such notice, or pay in lieu of notice, the Company  will have satisfied its entire obligation pursuant to statute and common law to provide the Executive with notice or pay in lieu of notice if the Executive’s employment is ended, including any obligation to provide the Executive with reasonable notice of termination.

c.

Termination for Cause. Notwithstanding any other paragraph of this Agreement, the Company may end the Executive’s employment at any time for just cause, without notice or pay in lieu of notice.

d.

Resignation of All Other Positions. Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

e.

Cooperation. The Parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities.

5.

Confidentiality:

a.

Acknowledgements & Obligations of Confidentiality.  The Executive understands and acknowledges that during the Term, he will have access to and learn about Confidential Information, as defined below.  The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of hydroponic cannabis production. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create, Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

Accordingly, the Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iv) to return any and all confidential information in the Executive’s possession or control to the Company, including all electronic copies thereof, and to take all commercially reasonable efforts to destroy any copies of such Confidential Information on his personal electronic devices and to not take steps to recover such information, at any time as requested by the Company and immediately upon the termination of his employment for any reason.

These obligations shall continue to exist indefinitely following the cessation of the Term for any reason (including where the Term is ended for just cause).

Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order in accordance with Section 7(h) of this Agreement.

b.

“Confidential Information” Defined.  For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.  Without limiting the generality of the foregoing, Confidential Information includes information developed by the Executive in the course of his employment with the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

6.

Restrictive Covenants:

a.

Definitions:  For the purposes of this Agreement:

i.

“Restricted Period” means the Term and a period of twelve (12) months following the cessation of the Term for any reason (including where the Term is ended for just cause);

ii.

“Restricted Territory” means British Columbia, Canada;

iii.

“Business” means the commercial manufacture and distribution of hydroponic cannabis; and

iv.

“Prohibited Activity” means an activity in which the Executive contributes the Executive’s knowledge and expertise, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, or any other similar capacity to an entity engaged in the Business.

b.

Non-Competition. The Executive expressly covenants and agrees that during the Restricted Period (except for in furtherance of the performance of the Executive’s duties and responsibilities under this Agreement), the Executive shall not, without the Company’s prior written consent, engage in Prohibited Activity in the Restricted Territory.

c.

Non-Solicitation. The Executive expressly covenants and agrees that during the Restricted Period (except for in furtherance of the performance of the Executive’s duties and responsibilities under this Agreement), the Executive shall not, without the Company’s prior written consent:

i.

contact or communicate with any Client for the purpose of offering services or products that are the same as or similar to those offered by the Company;

ii.

persuade, induce or solicit any Client to patronize any other business engaged in the Business or any part of the Business;

iii.

service, or otherwise enter into contractual relations with any Client for the purpose of offering services or products that are the same as or similar to those offered by the Company for the Executive’s gain, profit or pecuniary advantage or for the gain, profit or pecuniary advantage of any business which is engaged in the Business or any part of the Business;

iv.

request, advise or suggest to any Client to withdraw, curtail or cancel such Client’s business with the Company;

v.

employ or offer to employ, or engage or offer to engage in an independent contractor relationship any of the Company’s employees or independent contractors;

vi.

suggest to any of the Company’s employees or independent contractors that they quit their relationship with the Company; or

assist any other person to do so.

For the purposes of this Section “Client” means:

i.

during the Term, any person to whom the Company, or its employees or contractors acting on behalf of the Company, provides services relating to the Business; and

ii.

following the conclusion of the Term, any person to whom the Company, or its employees or contractors acting on behalf of the Company, provides services relating to the Business and who the Executive came to know in the course of the performance of the Executive’s duties and responsibilities in the two years prior to the end of the Term.

d.

Acknowledgment. The Executive acknowledges and agrees that: (i) the Executive’s services to be rendered to the Company are of a special and unique character; (ii) that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, and marketing strategies by virtue of the Executive’s employment; (iii) the Executive has fostered relationships with the Company’s clientele; (iv) the Company’s relationships with its clientele is of great competitive value; (v) the Company has invested and continues to invest substantial resources in developing and preserving its client relationships and goodwill; (vi) the loss of any such client relationship or goodwill will cause significant and irreparable harm to the Company; and (vii) in view of the foregoing, the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Company.

e.

Remedies. In the event of a breach or threatened breach by the Executive of any of the provisions in Section 6 of this Agreement, the Executive consents and agrees that the Company shall be entitled to, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

7.

General Provisions:

a.

Non-Disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section 7(a) does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order in accordance with Section 7(h) of this Agreement.

b.

Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of British Columbia without regard to conflicts of law principles and the parties hereby irrevocably submit to the exclusive jurisdiction of the courts of British Columbia.

c.

Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Board. No waiver by either of the Parties of any breach by the other Party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

d.

Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions in this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

e.

Headings. Headings are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

f.

Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

g.

Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

h.

Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

7694 Colony Palm Drive

Boynton Beach, Florida 33436

Attention: Gianfranco Bentivoglio

E-mail: johnb@ephsholdings.com

With a copy to:

Locke Lord LLP

600 Travis, Suite 2800

Houston, Texas 77002

Attention: Michael Blankenship

E-mail: michael.blankenship@lockelord.com

If to the Executive:

401-1419 Beach Avenue

Vancouver British Columbia

Canada V6G-1Y3

i.

Representations of the Executive. The Executive represents and warrants to the Company that:

i.

the Executive’s acceptance of employment with the Company and the performance of his duties will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound; and

ii.

the Executive’s acceptance of employment with the Company and the performance of his duties will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

j.

Survival. Upon the termination of this Agreement for any reason, the respective rights and obligations of the parties hereto shall survive such termination to the extent necessary to carry out the intentions of the parties under this Agreement.

k.

Entire Agreement. The Agreement represents the entire agreement between the Executive and the Company concerning the terms and conditions of the Executive’s employment and supersedes any previous oral or written communications, representations, understandings or agreements with the Company.  No Party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement or in any of the other agreements and documents delivered under this Agreement.

l.

Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND SEEK INDEPENDENT LEGAL ADVICE BEFORE SIGNING THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EPHS Holdings, Inc.

By:	/s/ Gianfranco Bentivoglio
Name:	Gianfranco Bentivoglio
Title:	Chief Executive Officer

EXECUTIVE

Signature:	/s/ Stevan Perry
Print Name:	Stevan Perry